EXHIBIT 10.29

July 3, 2002



Mr. Andrew Vought
1499 Edgewood Drive
Palo Alto, CA 94301


Dear Andy:

          This letter, including the appendix hereto, will express our mutual understanding and agreement regarding your termination of employment with GlobespanVirata, Inc., a Delaware corporation, and its subsidiaries and affiliates (all of such entities, collectively, the "Company").

          By mutual agreement with the Company, you agree that you will resign, effective as of June 30, 2002 (the "Termination Date"), from your position as Chief Financial Officer of the Company, and from all other positions that you may hold or have held as an officer or member of the board of directors of the Company (including any predecessors thereof). You agree to sign and deliver to the Company such other documents as may be necessary to effect or reflect such resignations. You and the Company agree and acknowledge that the offer letter between Advanced Telecommunication Modules Ltd dated as of May 10, 1996, and the employment letter from Virata Corporation to you dated as of May 1, 1999, and all other agreements with respect to your employment or termination thereof, are hereby terminated, and will be deemed of no further force or effect, from and after the Termination Date. The Company and you agree that you will complete the work you are currently doing with respect to the divestiture of the Company's Video Group even if this work requires you to perform services for the Company beyond the Termination Date (the "Continuing Projects"), in partial consideration for the benefits to be received by you, described below. You understand and agree that you will not be entitled to any compensation or benefits from the Company except as provided in this letter. In consideration of your execution of the release set forth in the appendix to this letter, and your agreement to abide by the commitments described in this letter, and in lieu of and in satisfaction of any agreement or any severance or other payments due under any severance or other benefit plans maintained by the Company (including any predecessors thereof) (collectively, the "Company Entities"), or any individual agreement previously entered into with you by any of the Company Entities, the Company will pay or provide to you, commencing no later than the second business day following the expiration of the Revocation Period (as defined in the appendix), with the following pay and benefits, which you hereby acknowledge and agree are in excess of that to which you would be otherwise entitled:

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          o     For a period ending 18 months after the Termination Date
          (the "Severance Period"), continuation of your base salary (at annual rate of $220,000), which the Company may, at its sole option, pay you in a lump sum at any time with respect to any remaining payments.

          o For the Severance Period, continuation of the employee benefits (other than any equity program, equity-based compensation, incentive or bonus compensation or vacation benefits, none of which will accrue or be payable during the Severance Period) that you are receiving immediately prior to the Termination Date, or, at the Company's sole option, a cash payment or payments in lieu of any or all of such benefits equal to the cash equivalent of the Company contribution that you would have earned from the Company during the Severance Period under such employee benefit plan or plans had you in fact continued to participate in such plans through the end of the Severance Period.

          o During the Severance Period, you will continue to vest in all of the unvested Company stock options held by you on the Termination Date (including the recent award of 200,000 Company stock options on December 17th, 2001) in accordance with the normal vesting schedule with respect to each of such stock options. Any stock options held by you that remain unvested as of the last day of the Severance Period will be terminated on the last day of the Severance Period.

          o You will have a period of 90 days after the end of the Severance Period to exercise any and all of your Company stock options that are vested as of the end of the Severance Period (both with respect to those stock options that have vested prior to the Termination Date, and those stock options that have vested during the Severance Period). In the event that you do not exercise any or all of your stock options during such 90-day period, all stock options will terminate unexercised on the 91st day after the end of the Severance Period.

          o The Company will reimburse you for any unreimbursed reasonable business expenses incurred by you prior to the Termination Date (and, with respect to the Continuing Projects, after the Termination Date), pursuant to the Company's reimbursement policies, provided that you present all expense reports to the Company in accordance with such policies.

          You agree to return to the Company as of the Termination Date (except as may be necessary for you to complete the Continuing Projects, and then, only until the completion of such Projects) all Company Property and Information (as defined below). You affirm your obligation to keep all Company Property and Information confidential and not to use or disclose it to any third party in the future. The term "Company Property and Information" means: (i) all property belonging to the Company, including but not limited to automobiles, laptop computers, cellular phones, other communication devices, and other property including client lists, files, software, hardware, records, computer access codes and instruction manuals which you have in your possession, and you agree not to keep any copies of Company Property and Information, (ii) confidential information relating to the Company Entities, including information received from third parties under confidential conditions, and (iii) other technical, marketing, business or

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

financial information, or information relating to personnel or former personnel of the Company Entities, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company.

          During the Severance Period, you agree not to directly or indirectly or through another entity (i) induce or attempt to induce any employee or consultant of a Company Entity to leave the employ or service of the Company Entity, or in any way willfully interfere with the relationship between a Company Entity and any employee or consultant thereof; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of any Company Entity to cease doing business with such Company Entity, or in any way interfere with the business relationship between any such customer, supplier, licensee or business relation and the Company Entity.

          You acknowledge and agree that because of the nature of the business in which the Company Entities are engaged and because of the nature of the Company Property and Information to which you has had access during your employment, it would be impractical and excessively difficult to determine the actual damages of the Company Entities in the event you breached any of the restrictive covenants contained herein, and remedies at law (such as monetary damages) for any breach of your covenants would be inadequate. You therefore agree and consent that if you commit any such breach or threaten to commit any such breach, the Company will have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

          All payments or other benefits made or provided to you under this letter will be reduced by all income, employment and Medicare taxes required to be withheld on such payments and other benefits. The interpretation and enforcement of this letter will be governed by the laws of the State of New Jersey, without regard to the conflicts of law principles thereof.

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


          Andy, if you agree with the terms of this letter, and the release attached to this letter as an appendix, please countersign both and return them to me.



                                                              Sincerely,

                                                              /s/ John Cleveland
                                                              for John Graham

                                                              John Graham

                  AGREED AND ACCEPTED:


                  /s/ Andrew Vought
                  --------------------------
                  Andrew Vought






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